                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              FORTUNE BRANDS INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[FORTUNE BRANDS LOGO APPEARS HERE]

                               300 Tower Parkway

                          Lincolnshire, Illinois 60069

                                                                  March 14, 2000

Dear Stockholder:

  The 2000 Annual Meeting of Stockholders will be held at 2:00 p.m. (Central Daylight Time) on Tuesday, April 25, 2000 at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois. The sole purpose of the meeting is to consider the business described in the following notice of meeting and proxy statement.

  It is important to ensure that your shares be represented at the meeting whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number or via the Internet. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the enclosed proxy form, we urge you to complete, sign, date and return it promptly, using the postage paid return envelope that we have enclosed.

                                               Sincerely yours,

                                               Norman H. Wesley
                                               Chairman of the Board
                                                and Chief Executive Officer

                               300 Tower Parkway
                          Lincolnshire, Illinois 60069

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                  March 14, 2000

  The Annual Meeting of Stockholders of Fortune Brands, Inc. will be held at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, at 2:00 p.m. (Central Daylight Time) on Tuesday, April 25, 2000, to consider and vote upon:

    Item 1: The election of four directors for a term expiring at the 2003 Annual Meeting or until their successors have been elected and qualified (see pages 3 to 20 of the Proxy Statement);

    Item 2: The election of PricewaterhouseCoopers LLP as our independent accountants for 2000 (see page 21 of the Proxy Statement);

    Item 3: The approval of the Stock Plan for Non-employee Directors (see pages 21 and 22 of the Proxy Statement);

and to transact such other business as may properly come before the meeting.

  Holders of Common Stock and $2.67 Convertible Preferred Stock at the close of business on February 25, 2000 will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) via the Internet or (3) by mail. For specific instructions, please refer to the next page of this Proxy Statement and the instructions on the enclosed proxy form.

  This Proxy Statement also is used to solicit voting instructions for the shares of Common Stock which are held by the trustee of our Fortune Brands Retirement Savings Plan and Fortune Brands Hourly Employee Retirement Savings Plan for the benefit of the plan participants. We ask each plan participant to sign, date and return the enclosed proxy card, which will also serve as a voting instruction card when we forward it to the trustee, or provide voting instructions by telephone or via the Internet.

                                          Mark A. Roche
                                          Senior Vice President, General
                                           Counsel
                                           and Secretary

This proxy statement and accompanying proxy are being distributed on or about March 14, 2000.

                               VOTING AND PROXIES

 What is the purpose of the Annual Meeting?

  At our Annual Meeting, stockholders will act upon the matters outlined on the prior page and described in this Proxy Statement, including the election of directors, election of our independent accountants and approval of the Stock Plan for Non-employee Directors. In addition, management will respond to questions from stockholders.

 Who is entitled to vote?

  Only holders of record at the close of business on February 25, 2000 of Common Stock and of $2.67 Convertible Preferred Stock are entitled to vote. Each holder of Common Stock is entitled to one vote per share. Each holder of $2.67 Convertible Preferred Stock is entitled to three tenths of one vote per share. There were 164,066,649 shares of Common Stock and 320,661 shares of $2.67 Convertible Preferred Stock outstanding on February 25, 2000.

 How do I vote?

  You can vote by filling out the accompanying proxy and returning it in the postage paid return envelope that we have enclosed for you. Also, stockholders of record (that is, you hold your stock in your own name) can vote by telephone or via the Internet. Voting information is provided on the enclosed form of proxy. The Control Number, located in the upper right hand corner of the signature side of the proxy, is designed to verify your identity, allow you to vote your shares, and confirm that your vote has been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank's or broker's voting process.

 What if my shares are held by a broker or nominee?

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

 How will my proxy be voted?

  Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and on Items 2 and
3. We are not aware of any other matter that may be properly presented other than the election of directors and Items 2 and 3. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretion to vote in their best judgment.

 What if I don't mark the boxes on my proxy?

  Unless you give other instructions on your form of proxy, or unless you give other instructions when you cast your proxy by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote for:

    .  the election of directors;

    . the election of PricewaterhouseCoopers LLP as our independent accountants for 2000; and

    .  approval of the Stock Plan for Non-employee Directors.

 Can I go to the Annual Meeting if I vote by proxy?

  Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

 Will my vote be public?

  No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain of our employees who must acknowledge their responsibility to keep your votes secret.

 What constitutes a quorum?

  The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Common Stock and $2.67 Convertible Preferred Stock entitled to vote will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

 How many votes are needed to approve an Item?

  The affirmative vote of shares representing a majority in voting power of the shares of Common Stock and $2.67 Convertible Preferred Stock, voted together as one class, present in person or represented by proxy and entitled to vote at the meeting, is necessary for approval of Items 2 and 3. Proxies marked as abstentions on these matters will not be voted and will have the effect of a negative vote. The election of directors will be by a plurality of the votes cast. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

 What if I am a participant in the Fortune Brands Retirement Savings Plan or the Fortune Brands Hourly Employee Retirement Savings Plan?

  We are also mailing this Proxy Statement and a voting instruction card to participants in the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan who participate in the Fortune Brands Stock Fund under the plans. The trustee of the plans, as record holder of shares of our Common Stock held in the plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions given on the proxy card or by telephone or via the Internet. If you participate in the Fortune Brands Stock Fund under the plans and you sign and return the enclosed proxy card, we will forward it to the trustee of the plans. The proxy card will serve to vote shares you hold of record outside the plans as well as an instruction to the trustee to vote the whole shares attributable to your interest in the plans in the manner you indicate on the card.

ITEM 1

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of 11 members and is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class II expires at the 2000 Annual Meeting. The Board of Directors proposes that the four nominees described below, all of whom are currently serving as Class II directors, be re-elected to Class II for a new term of three years and until their successors are duly elected and qualified. All nominees and all current Class I and Class III directors were elected by the stockholders, except that Mr. Eugene A. Renna was elected by the Board of Directors as a Class II director effective July 28, 1998 and Mr. Norman H. Wesley was elected as a Class III director effective January 1, 1999.

                                     Present positions and offices
                                      with the Company, principal                     Year first
                                 occupations during the past five years                Elected
          Name                          and other directorships                   Age  Director
          ----                   --------------------------------------           --- ----------

              NOMINEES FOR DIRECTORS--CLASS II--TERM EXPIRING 2003


[PHOTO]
Eugene R. Anderson      Partner, Anderson Kill & Olick, P.C. (law firm).           72    1980

[PHOTO]
Patricia O. Ewers       President, Pace University.                                64    1991

[PHOTO]
John W. Johnstone, Jr.  Retired since 1996; Chairman and Chief Executive           67    1989
                        Officer of Olin Corporation (chemical, metal and
                        defense-related products) prior thereto. Also a
                        director of Phoenix Home Life Insurance Company, Arch
                        Chemicals, Inc. and McDermott International Inc.
[PHOTO]
Eugene A. Renna         Senior Vice President of Exxon Mobil Corporation since     55    1998
                        December, 1999; President and Chief Operating Officer
                        of Mobil Corporation from 1998 to 1999; Executive Vice
                        President of Mobil Corporation from 1996 to 1998;
                        Executive Vice President of Mobil Oil Corporation and
                        President of its worldwide Marketing & Refining
                        Division prior thereto. Also a director of Exxon Mobil
                        Corporation.


                    CLASS III DIRECTORS--TERM EXPIRING 2001
[PHOTO]
Anne M. Tatlock         President and Chief Executive Officer of Fiduciary         60    1996
                        Trust Company International (global investment
                        management services) since 1999; President of Fiduciary
                        Trust Company International prior thereto. Also a
                        director of American General Corporation and Merck &
                        Co., Inc.


                                     Present positions and offices
                                      with the Company, principal                     Year first
                                 occupations during the past five years                Elected
          Name                          and other directorships                   Age  Director
          ----                   --------------------------------------           --- ----------

                    CLASS III DIRECTORS--TERM EXPIRING 2001

[PHOTO]
Norman H. Wesley        Chairman and Chief Executive Officer of Fortune Brands,    50    1999
                        Inc. since December, 1999; President and Chief
                        Operating Officer of Fortune Brands, Inc. during 1999;
                        Chairman of the Board and Chief Executive Officer of
                        Fortune Brands Home & Office, Inc. (home and office
                        products) from 1997 to 1999; President and Chief
                        Executive Officer of ACCO World Corporation prior
                        thereto. Also a director of uBid, Inc.
[PHOTO]
Peter M. Wilson         Chairman of Gallaher Group Plc since January, 2000;        58    1994
                        Chairman and Chief Executive of Gallaher Group Plc from
                        1997 to 1999; Chairman and Chief Executive of Gallaher
                        Limited (tobacco products), a former subsidiary of
                        Fortune Brands, Inc., from 1994 to 1999.

                     CLASS I DIRECTORS--TERM EXPIRING 2002
[PHOTO]
Thomas C. Hays          Retired since December 1999; Chairman of the Board and     64    1981
                        Chief Executive Officer of Fortune Brands, Inc. prior
                        thereto. Also a director of Gallaher Group Plc and
                        ACNielsen Corporation.
[PHOTO]
Sidney Kirschner        President and Chief Executive Officer of Northside         65    1991
                        Hospital, Inc. Also a director of Superior Uniform
                        Group, Inc.
[PHOTO]
Gordon R. Lohman        Retired since 1999; Chairman and Chief Executive           65    1990
                        Officer of AMSTED Industries Incorporated (products for
                        the railroad, construction and building markets) from
                        1997 to 1999; President and Chief Executive Officer of
                        AMSTED Industries Incorporated prior thereto. Also a
                        director of AMSTED Industries Incorporated and Ameren
                        Corporation.

[PHOTO]
Charles H. Pistor, Jr. Retired since 1995; Vice Chair of Southern Methodist       69    1985
                        University prior thereto. Also a director of AMR
                        Corporation, Centex Corporation and Zale Corporation.


  Last year there were six meetings of the Board of Directors. Each director attended at least 75% of the total of the meetings of the Board of Directors and meetings of committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Company.

  For information with respect to the beneficial ownership of securities of the Company by directors and executive officers, see "Certain Information Regarding Security Holdings" on pages 23 and 24.

Committees

  The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee.

Executive Committee

---------------------------------------------------------------------------------------
 Members                      Messrs. Anderson, Hays, Johnstone, Lohman and Wesley
 Number of Meetings Last Year Ten
 Primary Functions            Has all the power of the full Board except for specific
                              powers which by law must be exercised by the full Board.

Audit Committee
---------------------------------------------------------------------------------------
 Members                      Messrs. Anderson, Pistor, Renna and Mrs. Tatlock
 Number of Meetings Last Year Four
 Primary Functions            1.  Recommends annually a firm of independent accountants
                                  to audit our financial statements and the scope of
                                  the firm's audit;
                              2. Reviews reports and recommendations of our independent
                                 accountants;
                              3. Reviews the scope of all internal audits and related
                                 reports and recommendations; and
                              4. Reviews nonaudit services provided by our independent
                                 accountants.

Compensation and Stock Option Committee
---------------------------------------------------------------------------------------
 Members                      Dr. Ewers and Messrs. Johnstone, Kirschner and Lohman
 Number of Meetings Last Year Five
 Primary Functions            1.  Administers our Stock Option Plan and Long-Term
                                  Incentive Plans;
                              2. Designates key employees who may be granted stock
                                 options, performance awards and other stock-based
                                 awards;
                              3. Designates the number of shares that may be granted to
                                 a key employee, within specified limits;
                              4. Sets compensation for our officers who hold the office
                                 of Vice President or a more senior office; and
                              5. Determines the incentive compensation award for those
                                 senior officers under the Annual Executive Incentive
                                 Compensation Plan.

Nominating and Corporate Governance Committee

---------------------------------------------------------------------------------------
 Members                      Messrs. Anderson, Johnstone, Lohman and Pistor
 Number of Meetings Last Year Three
 Primary Functions            1.  Recommends nominees for election as members of the
                                  Board of Directors;
                              2. Recommends directors for membership on the Audit
                                 Committee, Compensation and Stock Option Committee,
                                 and Nominating and Corporate Governance Committee,
                                 including their Chairmen;
                              3. Recommends directors and executive officers for
                                 membership on other committees established by the
                                 Board of Directors;
                              4. Recommends compensation arrangements for nonmanagement
                                 directors;
                              5. Recommends policies and practices designed to foster
                                 an effective corporate governance environment within
                                 the Company; and
                              6. Administers our Non-Employee Director Stock Option
                                 Plan and the Stock Plan for Non-employee Directors.

  Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of Fortune Brands, Inc. at 300 Tower Parkway, Lincolnshire, Illinois 60069, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's Restated Certificate of Incorporation also contains a procedure for stockholder nomination of directors (see page 24).

Director Compensation

  Cash Compensation. Each director who is not an officer or employee of Fortune Brands, Inc. or one of our subsidiaries is paid an annual fee of $35,000 for services as a director and an additional $15,000 for committee service for an aggregate cash fee of $50,000. Messrs. Anderson, Hays, Johnstone and Lohman receive an additional $15,000 for service on the Executive Committee. The Company has agreements with Messrs. Anderson and Lohman to defer payment of the fees to which they are entitled as directors, including any fees for committee service. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate.

  Insurance. Directors traveling on Company business are covered by our business travel accident insurance policy which covers our employees generally. We also paid the cost of group life insurance coverage for nonemployee directors. The cost for each of our current nonemployee directors for 1999 was less than $2,500 except for Mr. Anderson for whom the cost was $6,786.

  Non-Employee Director Stock Option Plan. Each director who is not an officer or employee of Fortune Brands, Inc. or one of our subsidiaries and is first elected to the Board of Directors after April 30, 1997 is eligible to receive an annual grant of a nonqualified stock option to purchase 2,500 shares of our Common Stock under the Non-Employee Director Stock Option Plan which has been approved by stockholders. Under the terms of the Non-Employee Director Stock Option Plan:

    (i) the option price per share is the market value at the time of grant;

    (ii) the option does not become exercisable until the holder has been a director for at least one year after the date of grant (except in the case of death or a change in control of Fortune Brands, Inc.) and may generally be exercised for 10 years from the date of grant; and

    (iii) if the holder ceases to be a director other than by reason of death, disability or retirement after five or more years of service as a director, the option shall terminate and cease to be exercisable 30 days after cessation of service, except in the event of a change in control of Fortune Brands, Inc.

  The Non-Employee Director Stock Option Plan provides that each option has a limited right that, in the event of a change in control of Fortune Brands, Inc., is exercised automatically unless the Nominating and Corporate Governance Committee, which administers the Plan, determines that the limited right is exercisable at some other time. This limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of:

    (i) the highest price per share paid for shares of our Common Stock acquired in the change in control; and

    (ii) the highest market value of shares of our Common Stock during the 60-day period beginning on the date of the change in control.

  The option will be canceled to the extent of the exercise of the limited right.

  Retirement Benefit for Directors Elected Prior to April 30, 1997. Each director who was elected to the Board of Directors prior to April 30, 1997, and is not an officer or employee of Fortune Brands, Inc. or one of our subsidiaries, and who voluntarily retires or decides not to stand for reelection as a director will receive an annual retirement benefit equal to the annual director's fee in effect at the time of retirement. This amount will be paid for the number of years equal to the years of service as a director. This amount does not include fees for committee service or for service on boards of directors of subsidiaries. The retirement benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later. In the event of the director's death after retirement, the benefit continues to be paid to the director's beneficiary until payments have been made for as many years as the director served on the Board. The benefit will be paid to the director's beneficiary if the director dies prior to retirement, and has completed at least three years of service.

  The Non-Employee Director Stock Option Plan was adopted as a substitute for this retirement program. Directors elected prior to April 30, 1997 had the option to continue to receive years of credit for this retirement benefit or to receive an annual option grant under the Non-Employee Director Stock Option Plan.

  Stock Plan for Non-employee Directors. Each non-employee director receives 550 shares of our Common Stock each year under the Stock Plan for Non-employee Directors. See Item 3 on pages 21 and 22 for a proposal to approve a new Stock Plan for Non-employee Directors. The Company has an agreement with Mr. Lohman to defer payment of these shares. While receipt of the shares is deferred, dividends are also deferred and accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate.

  Matching Gifts. Directors who are not officers or employees of the Company are covered under our matching gift program. Under this program, we previously made a 200% match of gifts totaling up to $15,000 annually by the director to an eligible charitable or educational institution. Effective January 1, 2000, the program was amended to provide for a 100% match of gifts totaling up to $7,500 annually. Effective January 1, 2001, the maximum match of gifts will be reduced to $5,000 annually. Multi-year gifts pledged by non-employee directors prior to January 1, 2000 will not be affected by these recent changes.

  Charitable Award Program. Each director who is not an officer or employee of the Company is covered under our charitable award program for non-employee directors. Under the program, we will make future contributions of up to $500,000 for each such director to charitable, educational or other qualified organizations designated by the director. The contribution would be made after the death of the director. Our obligation is funded by Company owned life insurance policies. Mr. Wilson does not participate in this program.

Section 16(a) Beneficial Ownership Reporting Compliance

  Each director and executive officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required to file with the Securities and Exchange Commission ("SEC") reports regarding their ownership and changes in ownership of our equity securities. Reports received by the Company indicate that all these directors and executive officers have filed all requisite reports with the Securities and Exchange Commission on a timely basis during or for 1999.

                            EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by the most highly compensated executive officers during each of our past three fiscal years:

                          Summary Compensation Table

                                                                      Long-Term
                                      Annual Compensation            Compensation
                               --------------------------------- --------------------
                                                                    Awards    Payouts
                                                                 ------------ -------
                                                                  Securities
                                                    Other Annual  Underlying   LTIP    All Other
        Name and                                    Compensation Options/SARs Payout  Compensation
   Principal Position     Year Salary ($) Bonus ($)    ($)(1)        (#)      ($)(2)     ($)(3)
   ------------------     ---- ---------- --------- ------------ ------------ ------- ------------
Thomas C. Hays..........  1999 1,000,000  1,103,300  1,328,686           0    660,115    96,892
 Chairman of the          1998 1,000,000  1,003,000    755,078     275,000    837,211    93,333
 Board and Chief          1997   975,000  1,068,100    979,942     107,000    798,076    90,877
 Executive Officer(4)
Norman H. Wesley .......  1999   625,000    500,000     47,720     150,000    408,230   126,402
 Chairman of the          1998   520,000    367,800     60,311      71,700    481,119    52,280
 Board and Chief          1997   477,688    360,500     54,781      53,589    365,823    53,036
 Executive Officer(5)
John T. Ludes ..........  1999   619,575    525,000  1,363,238           0    352,649    71,440
 Vice Chairman(6)         1998   656,200    519,100    338,166     100,000    447,251    69,435
                          1997   625,000    524,900    439,229      56,500    368,322    54,285
Gilbert L. Klemann, II..  1999   530,000    325,300    129,817           0    198,929    59,060
 Executive Vice           1998   480,000    295,700    108,711      55,700    252,286    44,349
 President--Corporate(7)  1997   435,000    272,800     85,628      38,200    208,715    36,255
Robert J. Rukeyser .....  1999   408,400    235,800    157,853           0    176,324    33,133
 Senior Vice President    1998   396,500    224,600    446,432      37,700    223,610    31,495
 --Corporate Affairs(7)   1997   385,000    228,000    109,088      27,500    208,715    32,127
Craig P. Omtvedt........  1999   375,000    250,000     70,932      75,000    103,975    58,665
 Senior Vice President    1998   340,000    220,000     42,548      32,500     91,741    53,484
 and Chief Accounting     1997   250,000    203,900     24,116      22,000          0    39,162
 Officer
Dudley L. Bauerlein,
 Jr.....................  1999   360,800    204,500     80,815           0    140,136    29,531
 Senior Vice President    1998   350,300    194,800     77,784      30,700    177,739    28,681
 and Chief Financial      1997   340,000    213,200     79,077      22,000    165,751    28,678
 Officer(7)

--------
(1) As approved by stockholders, the Company makes contributions to trusts established by executives in order to fund supplemental retirement and profit-sharing benefits under the Company's Supplemental Plan on a current basis. The executive is taxed on the contribution when made and the earnings on the trust, but the Company provides the executive with an additional amount to pay the taxes. The amounts distributed to the executive at retirement, however, are not subject to tax and therefore the Company contributes to the trusts only the present value of the executive's after-tax benefit instead of being required to provide the executive's pre-tax benefit upon retirement. The amounts set forth in the "Other Annual Compensation" column include the amounts paid to the executive for reimbursement of taxes as follows:

                                                      1999      1998     1997
                                                   ---------- -------- --------
      Thomas C. Hays.............................. $1,245,309 $688,002 $935,062
      Norman H. Wesley............................     27,733   42,252   36,356
      John T. Ludes...............................  1,318,697  307,208  421,266
      Gilbert L. Klemann, II......................    104,691   91,168   67,665
      Robert J. Rukeyser..........................    135,583  428,889   91,125
      Craig P. Omtvedt............................     61,797   42,548   24,116
      Dudley L. Bauerlein, Jr. ...................     63,114   63,853   70,112

(2) The LTIP Payout is the value of performance share payment for the performance period ended in the year reported.

(3) These amounts include Company contributions to the tax qualified defined contribution plan of the Company and supplemental profit-sharing amounts under the Company's Supplemental Plan as described below.

  Company contributions to the tax qualified defined contribution plan of the Company for 1999 were $11,120 for each of Messrs. Hays, Wesley, Ludes, Klemann, Rukeyser, Omtvedt and Bauerlein.

  The Supplemental Plan provides for those amounts that would have been contributed under the Company's tax qualified defined contribution plan but for certain Internal Revenue Code limitations. Supplemental profit-sharing amounts credited under the Company's Supplemental Plan for 1999 were:
  $85,772 for Mr. Hays; $51,809 for Mr. Wesley; $45,547 for Mr. Ludes; $30,981 for Mr. Klemann; $22,013 for Mr. Rukeyser; $20,245 for Mr. Omtvedt; and $18,411 for Mr. Bauerlein.

  In order to fund the Company's obligations to provide supplemental profit-sharing benefits under the Company's Supplemental Plan as described above, the Company made contributions under the trust funding arrangements approved by stockholders. The following contributions to the trusts are not listed in the "All Other Compensation" column for 1999 as they were made to fund the supplemental profit-sharing liabilities already disclosed in the "All Other Compensation" column: $46,176 for Mr. Hays; $22,539 for Mr. Wesley; $24,710 for Mr. Ludes; $14,346 for Mr. Klemann; $11,241 for Mr. Rukeyser; $9,290 for Mr. Omtvedt; and $9,765 for Mr. Bauerlein.

  The Company made additional contributions in 1999 to the trusts to fund its obligations for supplemental retirement benefits under the Company's Supplemental Plan to Messrs. Hays, Wesley, Ludes, Klemann, Rukeyser, Omtvedt and Bauerlein. See the Pension Plan Table on page 14 for a description of the amount of these supplemental retirement benefits.

  The Company provides a split-dollar life insurance program for certain executive officers. All insurance proceeds from the split-dollar life insurance program in excess of each executive's death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company elected to prepay its share of the full premiums for the policies covering the executives identified above in two annual installments in 1994 (the year the split-dollar insurance program was established) and 1995, except for Mr. Wesley who did not become covered under the program until 1999 and Mr. Omtvedt who did not become covered under the program until 1996. Additional split-dollar life insurance was obtained in 1998 for Messrs.

  Ludes, Klemann and Omtvedt and in 1999 for Mr. Klemann, in order to provide for the increased death benefits attributable to their salary increases. The premiums for the Company's share of the insurance obtained for Mr. Omtvedt in 1997 were paid in two annual installments in 1997 and 1998, the premiums for the Company's share of the increased insurance obtained in 1998 were paid in two annual installments in 1998 and 1999 and the premiums for the Company's share of the insurance obtained for Mr. Wesley in 1999 and the increased insurance obtained for other executives in 1999 were paid in two annual installments in 1999 and 2000. The amounts set forth in the "All Other Compensation" column for 1997 for Mr. Omtvedt, for 1998 for Messrs. Ludes, Klemann and Omtvedt and for 1999 for Messrs. Wesley, Ludes, Klemann and Omtvedt include the dollar value of insurance premiums paid by the Company for split-dollar insurance as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis. For 1999, $63,473 was included for Mr. Wesley, $14,773 was included for Mr. Ludes, $16,959 was included for Mr. Klemann and $27,300 was included for Mr. Omtvedt.

(4) Retired December 28, 1999.

(5) Elected Chairman of the Board and Chief Executive Officer effective December 29, 1999. Mr. Wesley served as President and Chief Operating Officer from January 1 through December 28, 1999.

(6) Retired November 30, 1999.

(7) Retired December 31, 1999.

  The following table provides information on grants of stock options made in 1999:

                       Option Grants in Last Fiscal Year

                                          Individual Grants
                          --------------------------------------------------
                            Number of                                          Grant
                            Securities     % of Total    Exercise              Date
                            Underlying   Options Granted or Base              Present
                             Options     to Employees in  Price   Expiration   Value
Name                      Granted (#)(1)   Fiscal Year    ($/SH)   Date(2)    ($)(3)
----                      -------------- --------------- -------- ---------- ---------
Thomas C. Hays..........           0           --           --        --        --
Norman H. Wesley........     150,000           6.3       34.1875   11/15/09  1,319,400
John T. Ludes...........           0           --           --        --        --
Gilbert L. Klemann, II..           0           --           --        --        --
Robert J. Rukeyser......           0           --           --        --        --
Craig P. Omtvedt........      75,000           3.2       34.1875   11/15/09    659,700
Dudley L. Bauerlein,
 Jr.....................           0           --           --        --        --

--------
(1) All options are for shares of Common Stock of the Company. No stock appreciation rights ("SARs") were granted during 1999. Options are generally not exercisable until the expiration of one year from the date of grant and the options granted on November 15, 1999 become exercisable in three equal annual installments commencing one year after the date of grant.
(2) The 1999 Long-Term Incentive Plan further provides that each option shall have a limited right ("Limited Right") which generally is exercised automatically on the date of change in control of the Company. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (i) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (ii) if the option is a nonqualified stock option, the greater of (a) the highest price per share paid for the shares of Common Stock of the Company acquired in the change in control and (b) the highest market value of shares of Common Stock during a specified period prior to the time of exercise. The option is canceled to the extent of the exercise of the Limited Right.
(3) Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions: (a) an expected option term of four and a half years which reflects a reduction of the actual ten year term of an option based on historical data regarding the average length of time an optionee holds the option before exercising; (b) a risk-free weighted-average rate of return of 6.0%, the rate of a five year U.S. Treasury Zero Coupon Bond corresponding to the expected option term; (c) stock price volatility of 28.0% based on weekly closing stock market quotations for the period June 1998 to May 1999; and (d) a yield of 2.7% based on the annual dividend rate of $0.92 per share at the date of grant. The Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

  The following table provides information concerning exercise of stock options, alone or in tandem with SARs, made during 1999 by each of the following most highly compensated executive officers:

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                       Fiscal Year-End Option/SAR Values

                                                          Number of
                                                         Securities      Value of
                                                         Underlying     Unexercised
                                                         Unexercised   In-The-Money
                                                       Options/SARs at Options/SARs
                              Shares                     FY-End (#)    at FY-End ($)
                            Acquired on      Value      Exercisable/   Exercisable/
Name                      Exercise (#)(1) Realized ($)  Unexercisable  Unexercisable
----                      --------------- ------------ --------------- -------------
Thomas C. Hays..........      296,646      4,578,638   736,074/      0  2,046,952/0
Norman H. Wesley........       71,757      1,064,757   305,149/197,799  1,820,680/0
John T. Ludes...........      353,837      5,790,559   238,112/      0    226,888/0
Gilbert L. Klemann, II..      105,865      1,823,163   279,005/      0  1,553,321/0
Robert J. Rukeyser......      232,726      4,108,024   200,347/      0    999,132/0
Craig P. Omtvedt........       45,843        750,261    67,583/ 96,666    126,582/0
Dudley L. Bauerlein,
 Jr.....................       80,620      1,373,530   187,043/      0  1,039,169/0

--------
(1) SARs permit an optionee, upon exercise of such rights and surrender of the related option or part thereof, to receive a payment equal to the excess of the fair market value (at the time of exercise) of the shares covered by such option or part thereof so surrendered over the option price of such shares. Such payment may be made in Common Stock of the Company (valued on the basis of the fair market value of Common Stock at the time of exercise), in cash, or partly in cash and partly in Common Stock of the Company, as the Compensation and Stock Option Committee may determine.

  The following table provides information concerning long-term compensation awards made during 1999 to the following most highly compensated executive officers:

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                         Performance Period 2000-2002

                                        Performance
                                         or Other
                            Number of     Period       Estimated Future Payouts Under
                          Shares, Units    Until        Non-Stock Price-Based Plans
                            or Other    Maturation  ------------------------------------
Name                      Rights (#)(1)  or Payout  Threshold (#) Target (#) Maximum (#)
----                      ------------- ----------- ------------- ---------- -----------
Thomas C. Hays..........          0          --           --           --         --
Norman H. Wesley........     30,000       3 yrs.       15,000       30,000     45,000
John T. Ludes...........          0          --           --           --         --
Gilbert L. Klemann, II..          0          --           --           --         --
Robert J. Rukeyser......          0          --           --           --         --
Craig P. Omtvedt........     13,000       3 yrs.        6,500       13,000     19,500
Dudley L. Bauerlein,
 Jr.....................          0          --           --           --         --

--------
(1) Performance share awards were granted for the January 1, 2000-December 31, 2002 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in diluted earnings per share targets for the performance period 2000-2002.

  The number of shares of Common Stock to be delivered for the performance period 2000-2002 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target number of shares will be earned if 100% of the targeted average consolidated return on equity and cumulative diluted earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The threshold amount will be earned at the achievement of 90% of the targeted average consolidated return on equity and cumulative diluted earnings per share. In addition, cash dividend equivalents will be paid, but only to the extent that the performance goals are achieved.

Retirement Plans

  The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of the Company under which executive officers of the Company would be entitled to benefits:

                              Pension Plan Table

                        Estimated Annual Retirement Benefits
                    for Representative Years of Credited Service
              ---------------------------------------------------------
Remuneration     10       15       20       25        30         35
------------  -------- -------- -------- -------- ---------- ----------
$  500,000    $ 75,000 $112,500 $150,000 $187,500 $  225,000 $  262,500
   600,000      90,000  135,000  180,000  225,000    270,000    315,000
   700,000     105,000  157,500  210,000  262,500    315,000    367,000
   800,000     120,000  180,000  240,000  300,000    360,000    420,000
   900,000     135,000  202,500  270,000  337,500    405,000    472,500
 1,000,000     150,000  225,000  300,000  375,000    450,000    525,000
 1,100,000     165,000  247,500  330,000  412,500    495,000    577,500
 1,200,000     180,000  270,000  360,000  450,000    540,000    630,000
 1,300,000     195,000  292,500  390,000  487,500    585,000    682,500
 1,400,000     210,000  315,000  420,000  525,000    630,000    735,000
 1,600,000     240,000  360,000  480,000  600,000    720,000    840,000
 1,800,000     270,000  405,000  540,000  675,000    810,000    945,000
 2,000,000     300,000  450,000  600,000  750,000    900,000  1,050,000
 2,200,000     330,000  495,000  660,000  825,000    990,000  1,155,000
 2,400,000     360,000  540,000  720,000  900,000  1,080,000  1,260,000

  The estimated retirement benefits set forth in the preceding table include any offset for Social Security benefits. The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of "Salary" and "Bonus" from the Summary Compensation Table shown above on page 9 averaged over the five highest consecutive years. The years of service of Messrs. Hays, Wesley, Ludes, Rukeyser, Omtvedt and Bauerlein are 35, 15, 21, 18, 10 and 28, respectively. Mr. Klemann, who joined our employ in 1991, had a special retirement arrangement which credited him with service since 1976 in order to recognize that he devoted full time to our legal affairs from 1976 through 1990 while with our outside law firm.

  Supplemental Plan. Executive officers will accrue all benefits after 1995 under the Supplemental Plan rather than the Company's tax qualified Retirement Plan. The Supplemental Plan provides that certain senior officers of Fortune Brands, Inc. will receive an annual benefit equal to 52 1/2% of average compensation during the five highest-paid consecutive years of employment if designated by the Compensation and Stock Option Committee to receive this benefit. The seven executive officers listed in the table on page 9 are entitled to this retirement benefit. This 52 1/2% benefit is reduced by 1 1/2% of such average compensation for each year that the officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Fortune Brands, Inc. Retirement Plan and the retirement plans of our subsidiaries and any prior employer.

  The Supplemental Plan also pays the difference between the benefits payable under our tax qualified Retirement Plan and the amount that would be payable under our tax qualified Retirement Plan formula in excess of the Internal Revenue Code limit on the amount of annual benefits that may be paid from a tax qualified Retirement Plan. The current Internal Revenue Code limit is the lesser of $135,000 or the employee's compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit, currently $170,000. The Supplemental Plan provides the difference between the amount paid under our tax qualified plans and the amount that would have been paid if the $170,000 limit on compensation were not included therein. In calculating benefits, no credit is given for service in excess of 35 years.

  Agreements with Messrs. Hays and Wesley. Mr. Hays had an agreement that his average annual compensation under the Supplemental Plan will be determined using his three highest-paid consecutive calendar years of employment rather than five. If Mr. Hays had become disabled or died prior to normal retirement age of 65, or if we had terminated his employment for reasons other than cause, or Mr. Hays terminated his employment for good reason (as defined in the agreement), Mr. Hays' compensation at the date of his retirement would have been deemed to have continued until his normal retirement age for purposes of calculating this retirement benefit. The Company has entered into a similar agreement with Mr. Wesley.

  Change in Control Agreements. We had agreements with Messrs. Hays, Ludes, Klemann, Rukeyser and Bauerlein, and we have agreements with Messrs. Wesley and Omtvedt, to provide benefits if they are terminated following a change in control of Fortune Brands, Inc. Each agreement states that if, subsequent to a change in control, (1) Fortune Brands terminates the officer's employment for a reason other than disability or cause, or (2) the officer decides to terminate his employment for good reason (as defined in the agreement), the officer will receive:

    . three years of base salary, three times the amounts for one year of his incentive compensation award and defined contribution plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan);

    . three additional years of service and earnings credit under our retirement plans and agreements; and

    . three additional years of coverage under our life, health, accident, disability and other employee plans.

  If the special excise tax under Section 280G of the Internal Revenue Code applies, the agreements provide that we will restore amounts lost by the executive officer. The Company has established "rabbi" trusts with a bank for the purpose of paying such amounts. The executive officer would also be entitled to retain his split-dollar life insurance policy in order to provide his death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company. Any amounts payable under these change in control agreements are reduced by amounts payable under the severance agreements referred to below.

  Severance Agreements. We had also entered into agreements with Messrs. Hays, Ludes, Klemann, Rukeyser and Bauerlein, and we have agreements with Messrs. Wesley and Omtvedt, to provide severance benefits without regard to a change in control if Fortune Brands, Inc. terminates their employment for reasons other than disability or cause, or if they terminate their employment for "good reason" (as defined in the agreement). The severance agreements provide the same benefits as those described above for a termination of employment following a change in control except that the multiplier was three in the case of Mr. Hays and two in the case of Messrs. Ludes, Klemann, Rukeyser and Bauerlein. The multiplier is three in the case of Mr. Wesley and two in the case of Mr. Omtvedt. The agreements for Messrs. Klemann, Rukeyser and Bauerlein provided that their election to terminate employment as a result of the relocation of our executive offices to Lincolnshire, Illinois constituted a termination of employment for "good reason" and thus they are entitled to the benefits of the severance agreements. The agreement for Mr. Ludes also provided that as a result of his election to resign effective November 30, 1999, Mr. Ludes would continue to receive salary and benefits through his normal retirement date of July 31, 2001.

Report of the Compensation and Stock Option Committee on Executive
Compensation

  The Company's executive compensation program assists the Company in attracting, motivating and retaining the executive resources that it needs in order to maximize its return to stockholders.

  Toward that end, the program provides:

      . competitive levels of salary and total compensation;

      . annual incentive compensation that varies with the annual financial performance of the Company and its various operating companies as well as the attainment of individual goals established for each executive; and

      . long-term incentive compensation to reward long-term financial performance.

  The Company provides levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The competitive information is derived from a variety of sources, principally surveys of compensation awarded by large, publicly-held corporations with median revenues in excess of $2 billion that participate in the surveys (the "survey group"). The surveys were conducted by Towers Perrin, the outside consultant of the Compensation and Stock Option Committee (the "Committee") and Management Compensation Services, a division of Hewitt Associates. Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group Index described on pages 19 and 20. The Committee relies on a broad array of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group.

  The Company's executive compensation program consists of three basic elements--base salaries, annual incentive bonuses and long-term incentives. The long-term incentive plans covering the Company's executive officers are designed to ensure that incentive compensation varies based on the profitability of the Company and its various operating companies and on the performance of the Company's Common Stock. In addition, these plans as well as the annual incentive bonus program provide the flexibility to reward executives based on their individual performance.

 Committee Responsibilities

  The Company's By-laws require that the salaries of Vice Presidents and more senior officers be fixed by the Committee. The Committee also has the authority to select corporate performance measures for each year under the annual incentive bonus program which, if attained, will establish an incentive compensation fund for the year as well as to determine the allocation of the fund among the participants. In addition, the Committee grants awards under the Company's 1999 Long-Term Incentive Plan, which as described below consisted in 1999 of stock options and performance share awards. The Committee also reviews the design of the Company's executive compensation programs, assesses their competitiveness and effectiveness and makes recommendations with respect to them.

  Each of the elements of the program is described in the report below, including a discussion of the specific actions taken by the Committee with respect to Messrs. Hays and Wesley, who served in the capacity of Chief Executive Officer during 1999, as well as the other executive officers for 1999.

 Base Salaries

  In determining salary adjustments for the Messrs. Hays and Wesley and other executive officers the Committee sought to maintain salary levels that are competitive with the survey group. The salary for Mr. Hays for 1999 was maintained at the same level as 1998 which placed Mr. Hays at 18% above the median of the survey group. Mr. Wesley received a promotional increase upon his election to the office of President and Chief Operating Officer effective January 1, 1999. He was elected to the office of Chief Executive Officer effective December 29, 1999 and received a promotional increase effective January 1, 2000. Excluding the January 1, 1999 promotional increase for Mr. Wesley and another executive officer, the average salary increase for executive officers during 1999 was 3.8%. The 1999 salary increases for Messrs. Hays and Wesley and the other executive officers were below the 4.5% average salary increase for the survey group. After giving effect to the 1999 promotional and other 1999 increases, the salary levels of the Company's executive officers were within the third quartile (the fourth quartile being the highest) of the survey group.

 Annual Incentive Bonuses

  The Company's Annual Executive Incentive Compensation Plan, approved by stockholders, covers officers holding the office of Vice President and above. The Committee determined at the beginning of 1999 that an incentive bonus fund for the year be established of 2.5% of adjusted net income. Adjusted net income was defined as the Company's income from continuing operations, determined in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 1999, but adjusted, net of income taxes, by the Company's independent accountants to (i) eliminate restructuring charges or credits, (ii) eliminate other nonrecurring charges or credits, as disclosed in the audited financial statements and notes thereto, (iii) include the results of operations for such year from businesses classified as "discontinued operations" prior to the disposition dates, and
(iv) to the extent not adjusted pursuant to the above items, eliminate gains or losses resulting from the sale, disposal or writedown of intangible assets, land or buildings, charges for impaired assets, businesses, securities resulting from the sale of businesses and the sale of financial instruments.

  In order to allocate the incentive bonus fund among the executives, the Committee established a target level for the annual bonuses which was 50% of salary for executive officers except that the target levels for Messrs. Hays, Ludes, Wesley and Klemann were 85%, 70%, 70% and 55% of salary, respectively. The Committee also established a maximum percentage of the incentive bonus fund that could be awarded to an individual executive officer as follows: 20% to Mr. Hays, 10% to each of Messrs. Ludes and Wesley, 7.5% to Mr. Klemann and 5% to each of the other executive officers. The Committee has the authority to reduce but not to increase the incentive bonus award. Individual bonuses are based 80% on Company financial performance and 20% on individual performance.

  The target award levels assigned to the Chief Executive Officer and the other executive officers were based on competitive practice and the target percentage level for executive officers was set at the median of the survey group. Based on pre-established earnings per share growth and individual performance criteria, the Committee determined that the payment to Mr. Hays should be 29.8% above the target award, the payment to Mr. Wesley should be 14.3% above the target award, and the payment to executive officers generally should be 20.2% above the target award. The total amount of the incentive bonuses paid to eligible officers for 1999 was 52% of the total authorized incentive fund.

 Long-Term Incentives

  Under the Company's 1999 Long-Term Incentive Plan, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 1999, the Committee granted incentive stock options and nonqualified stock options to executive officers of the Company. Performance share awards were also granted for the 2000-2002 performance period.

  The Committee intends that stock options and performance awards serve as a significant portion of the executives' total compensation package, and thus they are granted in consideration of present and anticipated performance, as well as past performance. Annual and long-term incentives make up the major portion of the total compensation of executive officers. Moreover, the stock options and performance awards offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders. As indicated above, the Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in making its determinations with respect to stock option and performance award grants to the individual senior executives was guided by the percentage of the individual's base salary that the estimated value of the stock options and performance award would comprise. The Committee sets the percentage of base salary that the long-term incentive would represent at a level based on a comparison to the value of long-term incentives awarded to similarly-compensated executives in the survey group as a percentage of their base salary. The Committee used an option pricing valuation method for purposes of making such comparison. The grants are designed so that stock options comprise the greatest portion of the long-term incentive grant (ranging from 68% to 77% of the total long-term incentive grant for individual executive officers) and performance awards comprise the remainder thereof. These grants continue the Committee's practice of providing executive officers with annual long-term incentive grants that are at competitive levels as recommended by the Committee's outside consultants.

  In November 1999 the Committee granted incentive and nonqualified stock options. The options have an exercise price of not less than fair market value of the stock on the date of grant. The options generally become exercisable in three annual installments commencing one year from the date of grant, and expire 10 years from the date of grant. Benefits to an executive officer from stock options will be realized only in the event of an increase in the market value of the Company's Common Stock.

  The Committee also granted performance share awards for the 2000-2002 performance period which are contingent upon the achievement by the Company and its subsidiaries of specified average return on equity and cumulative diluted earnings per share targets over the performance period 2000-2002. Performance share awards will not be paid unless at least 90% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved in which event 50% of the target number of shares will be earned. The target number of shares of the Company's Common Stock will be earned if 100% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded but the maximum number of shares paid will not exceed 150% of the target amount. In addition, the recipients of these performance awards will receive cash dividend equivalents at the time of payment of the performance shares equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period.

  The performance share award grant when aggregated with the 1999 stock option grant to the individual executive officers placed them in the range of the 60th to 76th percentile of the survey group. Mr. Hays did not receive a long-term incentive grant. Mr. Wesley's long-term incentive grant placed him at the 68th percentile of the survey group. Although long-term incentive grants during the last several years had been made at the 50th percentile, the Committee noted the relocation of the Company's headquarters to Lincolnshire, Illinois at the end of 1999 and the presence of many new members on the management team. The Committee believes that, in order to establish an appropriate potential reward for the significant challenges that the new management team faces, it is desirable to set a competitive percentile target as compared to the survey group so as to provide additional incentive pay to the top executives to increase their efforts on behalf of the Company, its subsidiaries and its stockholders and also to reward strong performance.

  The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officers and the other highest paid executive officers required to be named in the Summary Compensation Table. The limit is $1 million per executive per year, provided that compensation payable solely on account of the attainment of performance goals is excluded from the limitation. It is the Committee's intent to qualify as performance-based compensation to the extent practicable the annual incentive bonus and stock options and performance awards in order that these elements of compensation may qualify for the exclusion from the $1 million limit.

                                     Compensation and Stock Option Committee

                                          Gordon R. Lohman, Chairman
                                          Patricia O. Ewers
                                          John W. Johnstone, Jr.
                                          Sidney Kirschner

                                                              February 28, 2000

                 FORTUNE BRANDS, INC. STOCK PRICE PERFORMANCE
                         (With Dividend Reinvestment)

                                 [LINE GRAPH]
-------------------------------------------------------------------------------
                      12/31/94  12/31/95  12/31/96  12/31/97  12/31/98 12/31/99
-------------------------------------------------------------------------------
Fortune Brands          100.00    124.51    145.16    176.79   154.63   165.71
-------------------------------------------------------------------------------
S&P 500                 100.00    137.58    169.17    225.61   290.09   351.12
-------------------------------------------------------------------------------
1999 Peer Index         100.00    125.67    148.33    171.27   163.02   158.78
-------------------------------------------------------------------------------
Former Peer Index       100.00    132.85    158.21    202.54   200.48   215.93
-------------------------------------------------------------------------------

 Peer Group Index

  The Peer Group is composed of publicly traded companies in industry segments corresponding to the Company's current four core businesses. In an effort to enhance the Peer Group Index, the Company has expanded the list of companies included in each business segment to create a broader index, which better represents the market performance of the four industries in which we conduct business. The old Peer Group, a more narrowly defined index, has been disproportionately influenced by individual companies that represent a small portion of our entire business. We believe the new Peer Group provides a more balanced approach for measuring our performance. The old Peer Group, which has been included for comparative purposes, is composed of the following publicly traded companies in industry segments corresponding to the Company's current four core businesses: the Distilled Spirits segment was composed of Brown-Forman Corporation, The Seagram Company, Ltd., Allied Domecq PLC, Grand Metropolitan PLC (through December 16, 1997 when it was merged with Guinness
PLC) and Diageo PLC, formerly known as Guinness PLC; the Home Products segment was composed of Masco Corporation, The Black & Decker Corporation, Newell Rubbermaid (formerly Newell Co.) and The Stanley Works; the Office Products segment was composed of Hunt Manufacturing Co., General Binding Corporation and Avery Dennison Corporation; and the Golf and Leisure segment was composed of The Arnold Palmer Golf Company, formerly known as ProGroup, Inc., Brunswick Corporation and Callaway Golf Company. The new Peer Group includes all of the companies included in the old Peer Group (excluding The Arnold Palmer Golf Company), as well as the following additional companies: Canadaigua Brands, Inc. was added to the Distilled Spirits group, which has been renamed the Spirits and Wine group; Armstrong World Industries, Inc. was added to the Home Products segment; The Mead Corporation, Moore Corporation Ltd., The Standard Register Company, Wallace Computer Services, Inc. and Esselte were added to the Office Products segment; and FILA Holdings, S.P.A., Huffy Corporation, K2, Inc. and Reebok International Ltd. were added to the Golf and Leisure segment. The Arnold Palmer Golf Company, formerly known as ProGroup, Inc., was deleted from both peer groups as it was no longer publicly traded after September, 1999.

  The weighted average total return of the entire Peer Group, for each year, is calculated as follows: (1) the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming periodic dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year (the total return for Grand Metropolitan PLC has been weighted in 1997 for actual trading days); (2) each Peer Group member's total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and (3) each segment's weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

  The Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period from a base of $100.

  The Report of the Compensation and Stock Option Committee on Executive Compensation and the Fortune Brands, Inc. Stock Price Performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C of the Regulations of the SEC under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

ITEM 2

                      ELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors recommends that you elect PricewaterhouseCoopers LLP as our independent accountants for 2000. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

    "RESOLVED, that PricewaterhouseCoopers LLP be and they are hereby elected independent accountants for the Company for the year 2000."

  A member of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if he desires, and to respond to appropriate questions that may be asked by stockholders.

  The Board of Directors recommends that you vote FOR Item 2.

ITEM 3

                        APPROVAL OF THE STOCK PLAN FOR
                            NON-EMPLOYEE DIRECTORS

  At the Annual Meeting in 1990, our stockholders approved the Company's Stock Plan for Non-employee Directors pursuant to which shares of Common Stock of the Company are granted annually to each director who is not an employee of the Company or any of its subsidiaries as part of the director's fee. After the expiration of that Plan, stockholders approved a substantially similar Stock Plan for Non-employee Directors at the Annual Meeting in 1995. That Plan expired last year. A new Fortune Brands, Inc. Stock Plan for Non-employee Directors (the "Non-employee Directors Plan") is now being proposed for your approval. The new Non-employee Directors Plan is substantially similar to our old Plans. We are proposing that 550 shares be granted annually to each non-employee director, which is the same amount that was granted last year under the Plan that just ended.

  Subject to your approval, the new Non-employee Directors Plan will be effective for the years 2000 through 2004, inclusive. A non-employee director will receive shares for any year in which such person is serving as a non-employee director immediately following the Annual Meeting of stockholders in that year and the shares will be delivered as soon as practicable after the Annual Meeting. The shares awarded under the Non-employee Directors Plan will be in addition to, and not in place of, the annual cash fee and cash fees for service on committees.

  Our Board of Directors believes that the Non-employee Directors Plan will aid the Company in continuing to attract and retain non-employee directors of exceptional ability by supplementing their cash fees and further aligning their interests with the other stockholders by increasing their proprietary interest in the Company. Many large corporations provide stock-based plans to non-employee directors and the new Non-employee Directors Plan will continue to keep the Company in conformity with this practice. An annual award of 550 shares is being proposed in order to permit the Company to maintain its competitive position. The cash portion of non-employee directors' compensation has not increased since January 1, 1996. Accordingly, we recommend that you approve its adoption. The Non-employee Directors Plan is set forth in full in Exhibit A, and the description of the Non-employee Directors Plan which appears below is qualified in its entirety by reference to the full text.

  The Non-employee Directors Plan will be administered by the Nominating and Corporate Governance Committee (the "Committee") appointed by our Board. Because of the automatic nature of the eligibility for and the grant of shares under the Non-employee Directors Plan and because each eligible non-employee director will receive the same, fixed number of shares, the Committee will not have any discretion with respect to the amount of or the terms of any individual grant.

  The maximum number of shares that may be issued in the aggregate to non-employee directors under the Non-employee Directors Plan is 75,000. These shares may consist of authorized but unissued shares or shares held in our treasury. The number of shares of Common Stock which a non-employee director may receive per year and the aggregate number of shares which may be issued to non-employee directors under the Non-employee Directors Plan are subject to adjustment for stock splits, stock dividends and similar events. Although a total of 20,000 shares were authorized to be issued under the Plan that expired in 1995, we believe that a greater number of authorized shares is preferable to provide for grants to additional non-employee directors who might be elected to our Board.

  The Non-employee Directors Plan permits a non-employee director to elect to defer receipt of shares of Common Stock issued under the Plan until a specified date or until the occurrence of a specified event in the future. During the period that receipt of any such shares is deferred, dividends that would have been paid with respect to such shares if receipt had not been deferred are also deferred and will accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly United States Treasury bill rate and be delivered to the non-employee director on such specified date or upon the occurrence of such specified event. Upon the occurrence of a change in control as defined below, any shares of Common Stock which a non-employee director has elected to defer and any accrued and unpaid dividends (and accrued interest thereon) shall then be delivered to such non-employee director.

  A change in control is defined in the Non-employee Directors Plan as:

    . the acquisition by a person or group of beneficial ownership of 20% or more of outstanding voting stock;

    . a majority of our current Board of Directors (or successor directors approved by our current directors) cease to be continuing directors;

    . a merger, consolidation or sale of substantially all the assets of the Company in a transaction in which our stockholders immediately prior to the transaction do not own at least 60% of the voting power of the surviving, resulting or transferee entity; or

    . stockholders approve a complete liquidation or dissolution of the Company.

The definition excludes purchases or sales of stock by or from the Company or one of our employee benefit plans or trusts.

  The Board of Directors retains the right to amend or terminate the Non-employee Directors Plan, subject to the terms of the Plan.

  Under current federal income tax rules, a non-employee director will realize taxable income, and the Company will be entitled to a tax deduction, when the shares of Common Stock are delivered to the non-employee director in an amount equal to the then fair market value of the shares.

  The resolution (designated herein as Item 3) to approve the Stock Plan for Non-employee Directors is as follows:

    "RESOLVED, that, as conditionally adopted by the Board of Directors, the Fortune Brands, Inc. Stock Plan for Non-employee Directors submitted to this Annual Meeting be and it is hereby approved."

  The Board of Directors recommends that you vote FOR Item 3.

                CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

  The following table shows the beneficial ownership of Common Stock of Fortune Brands, Inc. by each nominee for director and other directors, each executive officer listed on page 9, and directors and executive officers of the Company as a group on February 10, 2000. The table is based on information we received from the nominees, other directors and executive officers, our Corporate Employee Benefits Committee, and the Trustee of our defined contribution plan.

                                                Amount and Nature of
                                                Beneficial Ownership Percent of
      Name                                           (a)(b)(c)         Class
      ----                                      -------------------- ----------
      Eugene R. Anderson.......................         16,331            *
      Dudley L. Bauerlein, Jr..................        232,088            *
      Patricia O. Ewers........................          8,031            *
      Thomas C. Hays...........................        862,209            *
      John W. Johnstone, Jr....................          8,731            *
      Sidney Kirshner..........................          3,414            *
      Gilbert L. Klemann, II...................        305,038            *
      Gordon R. Lohman.........................          6,717            *
      John T. Ludes............................        280,968            *
      Craig P. Omtvedt.........................         93,040            *
      Charles H. Pistor, Jr....................          4,914            *
      Eugene A. Renna..........................          1,720            *
      Robert J. Rukeyser.......................        246,638            *
      Anne M. Tatlock..........................          8,249            *
      Norman H. Wesley.........................        350,621            *
      Peter M. Wilson..........................          5,172            *
      Directors and executive officers as a
       group
       (17) person.............................      1,614,520            *

--------
 * Less than 1%

(a) No individual director or nominee for director or executive officer beneficially owns one percent or more of the outstanding equity securities of the Company. The percentage ownership of the outstanding equity securities by the nominees and other directors and all executive officers as a group was 0.98% at February 10, 2000. To the best of our knowledge, each nominee and Class I and Class III director and executive officer who is not a director has sole voting and investment power with respect to shares shown above, other than with respect to the shares listed in Note
    (d) below that may be acquired upon exercise of options, and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which shares he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; Mr. Ludes has no voting or investment power with respect to 12,691 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; and Mr. Pistor shares voting and investment power with his wife with respect to 1,800 shares.

(b) The numbers of shares attributable to Company contributions under the defined contribution plan of the Company included in the numbers shown above are as follows: Thomas C. Hays, 3,068; Gilbert L. Klemann, II, 2,949; Craig P. Omtvedt, 1,108; Robert J. Rukeyser, 6,783; and Dudley L. Bauerlein, Jr., 13,868. The numbers of shares attributable to employee contributions under such Plan included in the numbers shown above are:
    Thomas C. Hays, 7,908; Gilbert L. Klemann, II, 754; Craig P. Omtvedt, 958; Robert J. Rukeyser, 899; and Dudley L. Bauerlein, Jr., 2,355. The Trustee of the defined contribution plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 46,793 shares of Common Stock held on December 31, 1999 by the Trustee of the defined contribution plan of the Company (including certain of those referred to above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.

(c) The numbers of shares of which the nominees and Class I and Class III directors and Messrs. Ludes, Rukeyser, Klemann, Omtvedt and Bauerlein had the right to acquire beneficial ownership pursuant to the exercise on or before April 10, 2000 of options granted by the Company are as follows:
    Eugene R. Anderson, 5,217; Dudley L. Bauerlein, Jr., 187,043; Patricia O. Ewers, 5,217; Thomas C. Hays, 736,074; John W. Johnstone, Jr., 5,217; Gilbert L. Klemann, II, 279,005; Gordon R. Lohman, 5,217; John T. Ludes, 238,112; Craig P. Omtvedt, 67,583; Robert J. Rukeyser, 200,347; Anne M. Tatlock, 5,217; Norman H. Wesley, 305,149; and Peter M. Wilson, 2,000. The number of shares shown in the table above includes 1,344,472 shares of which the directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 10, 2000 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he is the beneficial owner of such shares.

  To the best of the Company's knowledge, directors and executive officers did not own any shares of $2.67 Convertible Preferred Stock of Fortune Brands, Inc. and no one person was the beneficial owner of more than 5% of the outstanding voting securities of the Company or of more than 5% of any class of voting securities of the Company at February 10, 2000.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

 What governs stockholder proposals and nominations?

  Our Restated Certificate of Incorporation contains procedures for stockholder nomination of directors. Our By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings.

 Who can make a nomination?

  According to our Restated Certificate of Incorporation, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting.

 How do I go about making a nomination?

  If you are a record owner of stock and you wish to make a nomination, you must notify our Secretary, in writing, of your intent to make a nomination. You must give your written notice 120 days before the annual meeting, that is, by January 2, 2001 for the 2001 annual meeting, and it must include:

    . the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and of the person or persons to be nominated;

    . a description of all arrangements or understandings between you and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made;

    . any other information regarding each of your proposed nominees that would be included in a proxy statement; and

    . the consent of each nominee to serve if elected.

 Who can make a proposal?

  According to the By-laws, a proposal or other business to be considered at the annual meeting of stockholders can be made by a person who is a stockholder of record.

 How do I go about making a proposal?

  If you are a record owner of stock and you wish to make a proposal, you must notify our Secretary, in writing, of your intent. You must give your written notice 120 days before the annual meeting, that is, by January 2, 2001 for the 2001 annual meeting, and it must include:

    . a brief description of the business to be brought before the meeting, the reasons for conducting the business and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

    . your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

    . the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

  The By-laws also provide that stockholders who wish to have a proposal included in the Company's proxy statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 2, 2001, stockholder proposals must be received by the Company on or before November 14, 2000.

  A copy of the Restated Certificate of Incorporation and By-law provisions is available upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 MISCELLANEOUS

  A copy of the Company's annual report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules thereto, will be made available to stockholders without charge upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover their cost.

  The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees will request the return of proxies by telephone, facsimile, or in person. In addition, we have retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to aid in soliciting proxies for a fee, including its expenses, estimated at $12,500. Our total expenses will depend upon the volume of shares represented by the proxies received promptly in response to the notice of meeting.

  Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or via the Internet. Prompt response is helpful, and your cooperation will be appreciated.

                                                              February 29, 2000

                                                                       EXHIBIT A

                              FORTUNE BRANDS, INC.

                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1. Purpose of Plan

  The purpose of the Fortune Brands, Inc. Stock Plan for Non-employee Directors (the "Plan") is to enable Fortune Brands, Inc. ("Fortune") to provide its Non-employee Directors (as defined below) with shares of common stock of Fortune ("Common Stock") and thereby to attract and retain non-employee directors of exceptional ability and further align their interests with those of the other stockholders of Fortune by increasing their proprietary interests in Fortune.

2. Administration of Plan

  The Plan shall be administered by the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors of Fortune. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.

3. Participation

  All Non-employee Directors shall participate in the Plan. The term "Non-employee Director" means a member of the Board of Directors of Fortune who is not at the time of receipt of shares of Common Stock pursuant to the Plan a full-time employee of Fortune or any subsidiary thereof.

4. Payment of Shares of Common Stock

  (a) Subject to all the terms and conditions of the Plan, each Non-employee Director shall receive 550 shares of Common Stock per year for services as a Non-employee Director during such year. To be entitled to receive such shares with respect to any year, a Non-employee Director must be serving as such immediately following the Annual Meeting of stockholders of Fortune held during such year. Except as otherwise provided in Section 4(b), certificates representing such shares shall be delivered to such Non-employee Director as soon as practicable thereafter.

  (b) A Non-employee Director may elect to defer receipt of shares of Common Stock under this Section 4. The election shall (i) be made in writing to the Secretary of Fortune before the November 1 immediately preceding the year in which the shares of Common Stock are to be received, (ii) specify the future date or dates on which the shares of Common Stock are to be paid or the future event or events upon the occurrence of which the shares are to be paid and
(iii) be irrevocable. On each future date or upon the occurrence of each future event so specified, certificates representing the shares whose receipt has been deferred until such date or such future event shall be delivered to the Non-employee Director, together with an amount representing the dividends on such shares that would have been paid prior to such future date or such future event if receipt of such shares had not been so deferred ("unpaid dividends"), together, in the case of cash unpaid dividends, with interest thereon, accrued quarterly from the respective dates such dividends would have been paid, at a rate equal to the average quarterly United States Treasury bill rate. The obligation of Fortune to make payment of any deferred shares of Common Stock or any unpaid dividends (and interest thereon) as provided in this Section 4(b) is not required to be funded.

  (c) An election by a Non-employee Director pursuant to Section 4(b) to defer receipt of any shares of Common Stock shall confer no rights upon such Non-employee Director, as a stockholder of the Company or otherwise, with respect to such shares, but shall confer only the right to receive such shares and unpaid dividends (and interest thereon) as and when provided in Section 4(b).

  (d) Notwithstanding anything to the contrary in Section 4(b) or 4(c), in the event a Non-employee Director has elected to defer receipt of shares of Common Stock pursuant to Section 4(b) and in the event of such person's death prior to receipt thereof, such shares and any unpaid dividends (and interest thereon) provided for in Section 4(b) shall be promptly paid to the beneficiary or beneficiaries designated by such person in writing to the Secretary of Fortune or, if no beneficiary has been so designated, to such person's estate.

  (e) Notwithstanding anything to the contrary in Section 4(b) or 4(c), in the event a Non-employee Director has elected to defer receipt of shares of Common Stock pursuant to Section 4(b) and in the event of a Change in Control (as defined in this Section 4(e)), such shares and any unpaid dividends (and interest thereon) provided for in Section 4(b) shall be promptly paid to such Non-employee Director. A "Change in Control" shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), as in effect on January 25, 2000) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on January 25, 2000) of 20% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") of Fortune, excluding, however, the following: (A) any acquisition directly from Fortune, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Fortune, (B) any acquisition by Fortune, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Fortune or entity controlled by Fortune, or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 4(e)(iii), (ii) more than 50% of the members of the Board of Directors of Fortune shall not be Continuing Directors (which term, as used herein, means the directors of Fortune (A) who were members of the Board of Directors of Fortune on January 25, 2000 or (B) who subsequently became directors of Fortune and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by Fortune's stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors), (iii) Fortune shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of Fortune shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (A) the stockholders of Fortune immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns Fortune or all or substantially all of Fortune's assets either directly or through one or more subsidiaries) ("Newco") immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder (as in effect on January 25, 2000)), directly or indirectly, 20% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of Fortune existed prior to such corporate transaction and (C) more than 50% of the members of the Board of Directors of Newco shall be Continuing Directors or (iv) the stockholders of Fortune approve a complete liquidation or dissolution of Fortune.

  (f) The right to receive shares of Common Stock, the receipt of which has been deferred by a Non-employee Director pursuant to Section 4(b), shall not be transferable by such Non-employee Director otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

  (g) The shares of Common Stock issued hereunder shall be in addition to any other fees to which a Non-employee Director may be entitled.

5. Taxes

  Any taxes that are required to be withheld upon delivery of shares of Common Stock issued pursuant to the Plan to a Non-employee Director shall be paid to Fortune in cash by such Non-employee Director unless deducted and withheld from any cash fees payable by Fortune to such Non-employee

Director or paid by such Non-employee Director in shares of Common Stock in an exempt transaction under Section 16 of the Exchange Act.

6. Limitations and Conditions

  (a) The total number of shares of Common Stock that may be issued to Non-employee Directors under the Plan is 75,000. Such total number of shares may consist, in whole or in part, of authorized but unissued shares or shares held in Fortune's treasury. The foregoing number may be increased or decreased by the events set forth in Section 7 below.

  (b) Prior to each issuance to a Non-employee Director of shares of Common Stock pursuant to the Plan, such Non-employee Director must make representations satisfactory to the Committee to the effect that such shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and must give a written undertaking to Fortune in form and substance satisfactory to the Committee that he or she will not publicly offer or sell or otherwise distribute such shares other than (i) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (ii) pursuant to any other exemption from the registration provisions of the Securities Act or (iii) pursuant to an effective registration statement thereunder.

  (c) Nothing contained herein shall be deemed to create the right in any Non-employee Director to remain a member of the Board of Directors of Fortune, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any shares of Common Stock under the Plan to which he or she is not already entitled with respect to any year.

7. Stock Adjustments

  In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and the number of shares that may be issued to a Non-employee Director with respect to any year as set forth in Section 4(a), (ii) the kind of shares that may be issued under the Plan and (iii) the amount and kind of payment that may be made in respect of unpaid dividends on shares of Common Stock whose receipt has been deferred pursuant to Section 4(b), as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

8. Amendment and Termination

  (a) The Board of Directors of Fortune shall have the power to amend or terminate the Plan at any time; provided, however, that, to be effective, any amendment of the Plan shall comply with the requirements of the rules and regulations promulgated under Section 16(b) of the Exchange Act to the extent necessary so that the receipt of shares of Common Stock by a Non-employee Director under the Plan shall be exempt from such Section 16(b); and provided, further, that no termination of the Plan shall adversely affect the rights of any Non-employee Director with respect to any otherwise payable shares of Common Stock whose receipt has been deferred or with respect to unpaid dividends (and interest thereon) pursuant to Section 4(b).

  (b) Subject to any prior termination of the Plan by the Board of Directors of Fortune, shares of Common Stock shall be issuable under the Plan only with respect to the calendar years 2000 through 2004 inclusive.

9. Effective Date

  The Plan shall be subject to and effective upon its approval by the stockholders of Fortune.

                     [LOGO] Printed on Recycled Paper
                     This proxy statement is printed on
                     recycled paper. The entire
                     publication is recyclable.

                            YOUR VOTE IS IMPORTANT!

                      You can vote in one of three ways:

          1.   Call toll-free 1-888-xxx-xxxx on a Touch-Tone telephone and follow the instructions on the reverse side.
                          There is NO CHARGE to you for this call.
                                      or
                                      --

          2.   Vote by internet at our internet Address: www.proxyvoting.
                              com/fortunebrands.
                                      or
                                      --

          3. Mark, sign and date your proxy card and return it promptly in the enclosed postage paid return envelope.





________________________________________________________________________________

                             FORTUNE BRANDS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

               The undersigned hereby appoints N.H. WESLEY. C.P. OMTVEDT and M.A. ROCHE proxies, with full power of substitution, to vote at the Annual Meeting (including adjournments) of stockholders of Fortune Brands, Inc. to be held April 25, 2000 at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois at 2.00 P.M., for the election of nominees Eugene R. Anderson, Patricia O. Ewers, John W. Johnstone, Jr. and Eugene A. Renna, as Class II directors (item 1), on items 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present. A majority (or, if only one, then that one) of the proxies or their substitutes acting at the meeting may exercise all powers hereby conferred.

          This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary indication is made, the proxies will vote FOR the election of the nominees of the Board of Directors (item 1) and FOR items 2 and 3.
                                 ---

          If you participate in the Fortune Brands Stock Fund under our retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.


                                                    FORTUNE BRANDS, INC.
                                                    P.O. BOX 11010
                                                    NEW YORK, N.Y. 10203-0010


                    (Continued And To Be Signed On Other Side.)

                 PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY

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
                                                                                                  VOTE BY TELEPHONE OR INTERNET
                                                                                                   24 HOURS A DAY, 7 DAYS A WEEK

                 TELEPHONE                                       INTERNET                                MAIL
               1-800-xxx-xxxx                               http://xxxxxxxxxxxxxxxx
          Use any touch-tone telephone to vote         Use the Internet to vote your proxy.         Mark, sign and date your proxy
          your proxy. Have your proxy card in          Have your proxy card in hand when you        card and return it in the
          hand when you call. You will be              access the website. You will be              postage-paid envelope we have
          prompted to enter your control               prompted to enter your control number,       provided.
          number, located in the box below, and        located in the box below, to create an
          then follow the simple directions.           electronic ballot.


          Your telephone or internet vote authorizes the named        If you have submitted your proxy by telephone or the
          proxies to vote your shares in the same manner as if        internet there is no need for you to mail back your
          you marked, signed and returned the proxy card.             proxy.



                                                                    -------------------------------------
     Call Toll-Free To Vote * It's Fast And Convenient
                                                                           CONTROL NUMBER FOR
               1-800-XXX-XXXX                                           TELEPHONE OR INTERNET VOTING
                                                                    -------------------------------------

                                               DETACH PROXY CARD HERE IF YOU ARE NOT
                                                  VOTING BY TELEPHONE OR INTERNET
------------------------------------------------------------------------------------------------------------------------------------

                                                        Please Detach Here
                                          You Must Detach This Portion of the Proxy Card
                                        .  Before Returning it in the Enclosed Envelope  .
------------------------------------------------------------------------------------------------------------------------------------

          [___]

     THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1, 2 AND 3 PROPOSED BY THE COMPANY:
                                             ---

     1.   Election of Directors.        FOR all nominees    [X]     WITHHOLD AUTHORITY to vote      [X]    "EXCEPTIONS   [X]
                                        listed below                for all nominees listed below.

          Nominees: 01 - Anderson,  02 - Ewers,  03 - Johnstone, and 04 - Renna
          (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the line below.)

          "Exceptions ______________________________________________________________________________________________________

     2.   Elect PriceWaterhouseCoopers LLP independent accountants for 2000.        FOR   [X]   AGAINST   [X]   ABSTAIN  [X]

     3.   Approve Stock Plan for Non-employee Directors.                            FOR   [X]   AGAINST   [X]   ABSTAIN  [X]

                                                                                                 Change of Address and
                                                                                                 or Comments Mark Here  [X]

                                                                                          NOTE: Please sign as name appears
                                                                                          at left, date and return this
                                                                                          proxy in the enclosed postage paid
                                                                                          return envelope. (Executors,
                                                                                          Administrators, Trustees, Custodians,
                                                                                          etc., should indicate capacity in
                                                                                          which signing.)


                                                                                          Date________________________, 2000

                                                                                          __________________________________

                                                                                          __________________________________
                                                                                              SIGNATURE OF SHAREHOLDER(S)
                                                                                          Voters MUST be indicated
     Please sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.         (x) in Black or Blue ink.  [X]
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